EXHIBIT 99.1
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Announce Results of Tender Offer for any and all of their Outstanding 5.750% Senior Notes due 2027
May 18, 2026
VALLEY FORGE, Pa. — (BUSINESS WIRE) — May 18, 2026 — UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp., (together with AmeriGas Partners, the “Offerors”) have received, as of 5:00 p.m., New York City time, on May 15, 2026 (the “Expiration Time”), tenders from holders of $468,471,000 in aggregate principal amount (excluding tenders through guaranteed delivery procedures), representing approximately 91.51%, of the Offerors’ 5.750% Senior Notes due 2027 (CUSIP: 030981 AL8) (the “2027 Notes”), in connection with its previously announced tender offer (the “Tender Offer”), which commenced on May 11, 2026 and is described in the Offer to Purchase, dated May 11, 2026, and the related Letter of Transmittal and Notice of Guaranteed Delivery (the “Offer Documents”).
The Offerors’ obligation to accept for purchase, and to pay for, any 2027 Notes pursuant to the Tender Offer is subject to a number of conditions set forth in the Offer Documents, including the Offerors’ successful completion of one or more debt financing transactions, in an amount sufficient, together with cash previously received by AmeriGas Partners in connection with an equity contribution by its parent, originally funded by UGI International, LLC, a wholly owned indirect subsidiary of UGI Corporation, and cash on hand, to (i) fund the purchase of validly tendered 2027 Notes accepted for purchase in the Tender Offer, and the redemption of any such 2027 Notes remaining thereafter, (ii) fund the repurchase of up to $175 million aggregate principal amount of the Offerors’ 9.375% Senior Notes due 2028, (iii) repay $150 million in outstanding indebtedness under the intercompany loan between AmeriGas Partners and UGI International, LLC and (iv) pay all related fees and expenses associated with the foregoing.
Subject to the satisfaction or waiver of the conditions set forth in the Offer Documents, the settlement date for the 2027 Notes validly tendered (and not validly withdrawn) prior to the Expiration Time or pursuant to guaranteed delivery procedures and accepted for purchase in the Tender Offer is expected to occur on Wednesday, May 20, 2026 (the “Settlement Date”). 2027 Notes validly tendered (and not validly withdrawn) and accepted for purchase will receive total consideration of $1,011.18 for each $1,000 principal amount of the 2027 Notes tendered, plus accrued and unpaid interest up to, but excluding, the Settlement Date for such 2027 Notes accepted for purchase.

Substantially concurrently with the commencement of the Tender Offer, the Offerors issued a conditional notice of full redemption to redeem any 2027 Notes not purchased in the Tender Offer and that remain outstanding pursuant to the indenture governing the 2027 Notes. Nothing in this announcement should be construed as a notice of redemption with respect to the 2027 Notes, as any redemption will be made pursuant to a notice of redemption in accordance with the indenture governing the 2027 Notes.
In connection with the Tender Offer, the Offerors have retained BNP Paribas Securities Corp. as the Dealer Manager. Questions regarding the Tender Offer should be directed to BNP Paribas Securities Corp. at dl.us.liability.management@us.bnpparibas.com Attn: Liability Management Group or by calling toll-free at 888-210-4358 or 212-841-3059 (collect). Requests for copies of the Offer Documents should be directed to D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (800) 821-2712 (toll free) or 212-651-9295. These documents are also available at www.dfking.com/ugi.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any 2027 Notes. Any offer to purchase the 2027 Notes has been made by means of the Offer Documents. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

Cautionary Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any 2027 Notes or to engage in any debt financing transactions. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the U.S. Securities and Exchange Commission, and in UGI’s and the Offerors’ other communications with investors. UGI and the Offerors disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners

AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 800 million gallons of propane sold annually to over 1.0 million customers from approximately 1,390 locations as of September 30, 2025.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

INVESTOR RELATIONS
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Source: UGI Corporation